Exhibit 99.1

CEVA, Inc. Announces First Quarter 2014 Financial Results

•	Record quarterly licensing revenue of $7.9M

•	Total revenue of $13.7M, a 13% increase YoY

•	Quarterly net income of $2.0M (GAAP) and $3.4M (non-GAAP), a 16% increase YoY

•	Strategic license agreements signed with key players in network infrastructure and smartphone chipsets

MOUNTAIN VIEW, Calif. – April 30, 2014 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile, digital home and networking markets, today announced its financial results for the first quarter ended March 31, 2014.

Total revenue for the first quarter of 2014 was $13.7 million, an increase of 13% compared to $12.1 million reported for the first quarter of 2013. First quarter 2014 licensing and related revenue was $7.9 million, representing an increase of 57% when compared to $5.0 million reported for the same quarter a year ago. Royalty revenue for the first quarter of 2014 was $5.8 million, a decrease of 19% when compared to $7.1 million reported for the first quarter of 2013.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “We are very pleased with our first quarter results, as we managed to generate revenues and earnings above our guidance. Our strong results were driven by record licensing revenues and included two comprehensive agreements with key players in network infrastructure and smartphone chipsets. We are encouraged by the overall licensing environment for our best-of-breed DSP cores and platforms and believe that our strong fundamentals and solid product strategy will continue to propel our business forward.”

U.S. GAAP net income for the first quarter of 2014 was $2.0 million, a 16% increase from $1.7 million reported for the same period in 2013. U.S. GAAP diluted earnings per share for the first quarter of 2014 were $0.09, an increase of 13% when compared to $0.08 for the first quarter of 2013.

Non-GAAP net income and diluted earnings per share for the first quarter of 2014 were $3.4 million and $0.16, respectively, representing a 16% and 23% increase, respectively, over the $2.9 million and $0.13 reported for the first quarter of 2013. Non-GAAP net income and diluted earnings per share for the first quarter of 2014 and 2013 excluded an aggregate equity-based compensation expense, net of taxes, of $1.4 million and $1.2 million, respectively.

During the quarter, CEVA concluded four new license agreements. Three of the agreements were for CEVA DSP cores, platforms and software and one for CEVA SATA/SAS technology. Geographically, three of the agreements signed were in the U.S and one was in Asia.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Our first quarter results reflect the strong demand for our products as we continue to strategically expand our customer base and market reach. Royalty revenues reflect the seasonal inventory adjustment of handsets in preparation for new product releases. Looking ahead, we believe we are well positioned to benefit from the continuing industry transition towards mass market adoption of smartphones at all price points. We continued to execute on our share repurchase program, where we repurchased approximately 236 thousand shares of our common stock during the first quarter for an aggregate consideration of approximately $4.1 million. At the end of the quarter, our cash balance, marketable securities and bank deposits totaled $153 million.”

CEVA Conference Call

On April 30, 2014, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-877-870-4263 (Access Code: CEVA)

•	International Participants: Dial +1-412-317-0790 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=98762. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10043790) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on May 8, 2014. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP, IR & Corporate Communications +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the mobile, digital home and networking markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia (vision, imaging and HD audio), voice processing, Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2013, CEVA’s IP was shipped in more than one billion devices, including 40% of handsets shipped worldwide, powering smartphones from many of the world’s leading OEMs such as HTC, Huawei, Lenovo, LG, Nokia, Motorola, Samsung, Sony, TCL and ZTE. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statement that the overall licensing environment for CEVA’s best-of-breed DSP cores and platforms is encouraging and that the company’s strong fundamentals and solid product strategy will continue to propel its business forward, as well as Mr. Arieli’s statements that CEVA is well positioned to benefit from the continuing industry transition towards mass market adoption of smartphones at all price points. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 3G and LTE networks, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended
	March 31,
	2014	2013
	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$7,906	$5,034
Royalties	5,768	7,082

Total revenues	13,674	12,116

Cost of revenues	1,112	1,575

Gross profit	12,562	10,541

Operating expenses:
Research and development, net	5,996	5,039
Sales and marketing	2,393	2,355
General and administrative	2,040	1,838

Total operating expenses	10,429	9,232

Operating income	2,133	1,309
Financial income, net	460	729

Income before taxes on income	2,593	2,038
Income taxes	608	333

Net income	$1,985	$1,705

Basic and diluted net income per share	$0.09	$0.08

Weighted-average shares used to compute net income per share (in thousands):
Basic	21,159	22,197

Diluted	21,590	22,670

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Quarter ended
	March 31,
	2014	2013
	Unaudited	Unaudited
GAAP net income	1,985	1,705
Equity-based compensation expense included in cost of revenues	58	69
Equity-based compensation expense included in research and development expenses	601	446
Equity-based compensation expense included in sales and marketing expenses	302	296
Equity-based compensation expense included in general and administrative expenses	552	507
Deferred tax related to equity-based compensation expenses	(135)	(117)

Non-GAAP net income	$3,363	$2,906

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	21,590	22,670
Weighted-average number of shares related to outstanding options and stock appreciation rights (in thousands)	—	1

Weighted-average number of Common Stock used in computation of diluted net income per share excluding equity-based compensation expense (in thousands)	21,590	22,671

GAAP diluted net income per share	$0.09	$0.08
Equity-based compensation expense, net of taxes	$0.07	$0.05

Non GAAP diluted net income per share	$0.16	$0.13

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	March 31, 2014	December 31, 2013 (*)
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$28,201	$24,117
Marketable securities and short term bank deposits	107,475	110,411
Trade receivables, net	3,066	5,629
Deferred tax assets	3,278	3,457
Prepaid expenses and other current assets	3,641	1,996

Total current assets	145,661	145,610

Long-term assets:
Long term bank deposits	17,138	17,066
Severance pay fund	7,273	7,215
Deferred tax assets	1,036	955
Property and equipment, net	1,531	1,616
Goodwill	36,498	36,498
Investment in other companies	3,367	3,367

Total assets	$212,504	$212,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$622	$1,085
Deferred revenues	800	623
Accrued expenses and other payables	10,377	10,563
Taxes Payable	1,858	1,833
Deferred tax liabilities	79	73

Total current liabilities	13,736	14,177

Accrued severance pay	7,383	7,255

Total liabilities	21,119	21,432

Stockholders’ equity:
Common stock:	21	21
Additional paid in-capital	206,107	204,415
Treasury stock	(43,678)	(41,005)
Accumulated other comprehensive loss	(56)	(81)
Retained earnings	28,991	27,545

Total stockholders’ equity	191,385	190,895

Total liabilities and stockholders’ equity	$212,504	$212,327

(*)	Derived from audited financial statements